Press
Information

Contact: Thom Mocarsky

Arbitron Inc.

410-312-8239

thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

Arbitron commits to a more narrow Portable People MeterTM sample size guarantee
Persons aged 18 to 54 at 80 percent of published target to replace current guarantee of Persons age 6+and older at 90 percent.

NEW YORK; December 5, 2007 – Arbitron Inc. (NYSE: ARB) announced today that it will narrow its Portable People Meter (PPM) sample size guarantee to cover Persons aged 18 to 54 at 80 percent of the company’s published target for each monthly report in a PPM market. The Persons 18-54 guarantee will replace the company’s previously announced PPM sample size guarantee of Persons age 6+ and older at 90 percent of the company’s published target for each monthly report in a PPM market.

“The Arbitron Radio Advisory Council has recommended that we narrow the guardrails of our current PPM sample guarantee to Persons 18-54. We have considered the Council’s recommendation and believe that a Persons 18-54 guarantee is an appropriate next step in our efforts to enhance the quality of our PPM services,” said Steve Morris, chairman, president and chief executive officer, Arbitron Inc.

“Meeting sample targets is an integral part of our effort to instill greater confidence in the currency and we hold ourselves accountable for doing so,” said Mr. Morris. “The revised guarantee is keyed to Persons 18-54, where most radio selling is focused. If we meet our targets, there will be no need for rebates. We feel confident that we can meet these targets on the schedule provided in the new sample guarantee program.”

When and how the new PPM sample size guarantee will take effect
In Houston and Philadelphia, the two markets in which PPM has already been commercialized, the Persons 18-54 sample size guarantee will take effect with the release of the December 2007 PPM survey month (November 13 – December 10, 2007) which is scheduled to be delivered to clients on December 31, 2007.

In future PPM markets, the Persons 18-54 sample size guarantee will take effect with the release of the third “currency” PPM survey month.

According to the revised commercialization schedule announced on November 26, the next round of PPM markets will be commercialized with the release of the September PPM survey month (August 21 – September 17, 2008), which is scheduled to be delivered to clients on October 8, 2008.

In these markets, the third PPM currency month under the revised schedule would be November (October 16 – November 12, 2008), which is scheduled to be delivered to clients on December 3, 2008. The markets that are scheduled to commercialize with the release of the September PPM survey month are New York, Nassau–Suffolk, Middlesex–Somerset–Union, Los Angeles, Riverside, Chicago, San Francisco and San Jose.

Under the terms of this program, Arbitron will rebate to its PPM customers an aggregate amount equal to the product of (i) one percent of the net license fee actually paid by the customer for PPM radio ratings in a market for a monthly survey period in which the company’s delivered average daily in-tab among Persons aged 18-54 falls below the 80 percent threshold, multiplied by (ii) the number of percentage points by which the Company’s delivered average daily in-tab in such market among Persons aged 18-54 falls below the 80 percent threshold during the applicable monthly survey period. The rebate will be credited in the last invoice of the calendar year.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 1,900 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the rollout of the Portable People Meter service;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;

•	successfully design, recruit, and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment; and

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.